EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File No. 333-226474, File No. 333-226473, File No. 333-226472, File No. 333-226029, File No. 333-226028, File No. 333,226026, File No. 333-218183, File No. 333-215402, File No. 333-207751, File No. 333-207749, File No. 333-201209, File No. 333-201208 and File No. 333-201207) on Forms S-8, and File No. 333-210687 on Form S-3 of National Commerce Corporation and subsidiaries of our report dated March 1, 2019, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia

March 4, 2019